Exhibit 10.1
SECOND AMENDMENT TO EMPLOYMENT AGREEMENT
     This SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into this 18th day of December, 2006 by and between Optelecom-NKF, Inc., a Delaware corporation (the “Company”), and Edmund Ludwig, an individual (“Employee”). All capitalized terms used and not defined herein shall have the respective meanings as set forth in the Employment Agreement between the Company and Employee dated as of November 4, 2002 (the “Employment Agreement”).
     WHEREAS the Company and Employee have entered into the Employment Agreement setting forth the terms and conditions of Employee’s employment by the Company; and
     WHEREAS the Company and Employee are desirous of amending the Employment Agreement and this Amendment has been reviewed and approved by the Compensation Committee of the Board of Directors of the Company.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in the Employment Agreement and herein, the parties agree as follows:
1. Paragraph 4(a) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:
     (a) Base Salary. For calendar year 2006, Employee shall be paid a base salary in the annualized amount of not less than $231,000 payable in accordance with the general practice of the Company (adjusted as if in effect for the full year commencing January 1, 2006), subject to any and all customary payroll deductions for the FICA and any other federal, state and local taxes. Commencing January 1, 2007, Employee shall be paid a base salary in the annualized amount of not less than $242,000, payable in substantially equal bi-monthly or other installments in accordance with the general practice of the Company, subject to any and all customary payroll deductions for the FICA and any other federal, state and local taxes. Employee’s base salary will be reviewed annually and subject to adjustment by the Compensation Committee of the Board of Directors, in its sole discretion.
2. Paragraph 4(b) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:
     (b) Bonus. Employee shall be eligible for an annual bonus based upon Employee’s individual performance and specified sales, sales growth and profitability goals and objectives for the Company to be developed annually in good faith by the Compensation Committee of the Board of Directors, in consultation with Employee. For calendar years 2006 and 2007, Employee shall be entitled to receive cash and equity incentives set forth in the Company’s incentive compensation program approved by the Compensation Committee, in its sole discretion, for such years upon satisfaction of the criteria set forth in such programs, with a cash incentive target equal to 55% of the current base salary for that year upon the achievement of 100% of target performance scalable above and below the target.
3. Paragraph 4 of the Employment Agreement is hereby further amended by adding a new clause (d) that provides as follows:
     (d) Additional Cash Payment for Qualifying Service. If Employee is engaged in a Qualifying Service (as defined in Section 16) on December 31, 2006, then he shall be entitled to an additional cash payment of $46,000, payable in a lump sum on January 2, 2007, subject to any and all customary payroll deductions for the FICA and any other federal, state and local taxes. If Employee is engaged in a Qualifying Service (as defined in Section 16) on December 31, 2007, then he shall be entitled to an additional cash payment of $60,000, payable in a lump sum on January 2, 2008, subject to any and all customary payroll deductions for the FICA and any other federal, state and local taxes.
4. Paragraph 14(e) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:
(e)	If this Agreement is terminated pursuant to Paragraph 14(a)(iv) above, Employee shall be entitled to receive his Base Salary for a period of twelve (12) months following termination and any bonus earned through the termination date. Employee shall also receive any and all employee benefits accrued through the termination date, the amount, form and payment of which shall be determined in accordance with the terms of such employee benefit plans then in place at the Company. Notwithstanding the foregoing, should the employee either (i) be terminated pursuant to Paragraph 14(a)(iv) above following a Change of Control as defined herein, or (ii) terminate his employment following a Change of Control for “good reason” as defined below, the employee shall be entitled to receive his Base Salary, to receive any bonus earned through the termination date, and to continue to participate in employee benefit plans for twenty-four (24) months following such termination. For purposes of this Paragraph 14(e), “good reason” shall mean (A) any material failure by the Company to comply with any material obligation imposed by this Agreement; or (B) a substantial reduction in Employee’s title, position, duties or responsibilities; provided, however, that any termination of employment by Employee for “good reason” shall be made upon not less than thirty (30) days’ prior written notice to the Company specifying in reasonable detail the reason therefore and provided further that if the reason for resignation for “good reason” is susceptible of cure, the

Company shall have a period of thirty (30) days after such written notice to effect a cure.
5. Paragraph 14(f) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:
(f)	If, and only if, the Employee properly terminates his employment by retirement with notice pursuant to Paragraph 14(a)(v) above, and has not otherwise violated this Agreement, then the Company shall further pay to Employee an amount equivalent to two (2) weeks of the last annual base salary of Employee times the number of full years that Employee has been employed by the Company.
6. Paragraph 16 (Definitions) of the Employment Agreement is hereby amended by adding at the end thereof the following definition for “Qualifying Service”:
     “Qualifying Service” shall mean that, as of the applicable date, (i) Employee is actively serving as the Chief Executive Officer of the Company, or (ii) Employee is actively transitioning to a successor Chief Executive Officer, as determined by the Compensation Committee of the Board of Directors in good faith, or (iii) a Change of Control has been consummated on or before such date.
7. Paragraphs 16 (Notices), 17 (Binding Effect; Assignment), 18 (Entire Agreement), 19 (Amendment), 20 (Severability), 21 (Waiver), 22 (Counterparts), 23 (Headings), 24 (Litigation Expenses), and 25 (Governing Law) of the Employment Agreement are hereby renumbered as Paragraphs 17 (Notices), 18 (Binding Effect; Assignment), 19 (Entire Agreement), 20 (Amendment), 21 (Severability), 22 (Waiver), 23 (Counterparts), 24 (Headings), 25 (Litigation Expenses), and 26 (Governing Law), respectively.
8. The “If to Company” portion of Paragraph 17 (Notices) of the Employment Agreement is hereby amended as follows:

If to Company:	Mr. David R. Lipinski
c/o Optelecom-NKF, Inc
Chairman, Compensation Committee.
12920 Cloverleaf Center Drive
Germantown, Maryland 20874
Telephone: 301-444-2200
9. Each reference in the Employment Agreement to “the Employer” is hereby amended to provide “the Company”.

10. Except as specifically modified by this Amendment, all other terms and conditions of the Employment Agreement shall continue in full force and effect.
11. This Amendment may be executed in two or more counterparts, all of which together shall constitute one and the same instrument.
[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties, intending to be legally bound, have executed this Second Amendment to Employment Agreement as of the date set forth above.

OPTELECOM-NKF, INC.
By:
David Lipinski, Chairman
Compensation Committee

EMPLOYEE

Edmund Ludwig